CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Northwestern Mutual Series Fund, Inc. of our report dated February 22, 2022, relating to the financial statements and financial highlights, which appears in the Northwestern Mutual Series Fund, Inc. Annual Report on Form N-CSR for the year ended December 31, 2021.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Milwaukee, WI
April 27, 2022